Exhibit 12.2
First BanCorp
Computation of Ratio of Earnings to Fixed Charges and Preference Dividends
Nine-Month Period Ended
September 30, 2016
Including Interest on Deposits
Earnings:
Pre-tax income from continuing operations	$93,061
Plus:
Fixed Charges (excluding capitalized interest)	81,084

Total earnings	$174,145

Fixed Charges:
Interest expensed and capitalized	$78,284
An estimate of the interest component within rental expense	2,800
Total fixed charges before preferred dividends	$81,084

Preferred dividends	-
Ratio of pre tax income to net income	1.34
Preferred dividend factor	-

Total fixed charges and preferred stock dividends	$81,084
Ratio of Earnings to Fixed Charges and Preferred Stock Dividends	2.15

Excluding Interest on Deposits
Earnings:
Pre-tax income from continuing operations	$93,061
Plus:
Fixed Charges (excluding capitalized interest)	29,859

Total earnings	$122,920

Fixed Charges:
Interest expensed and capitalized	$27,061
An estimate of the interest component within rental expense	2,800

Total Fixed Charges before preferred dividends	$29,861

Preferred dividends	-
Ratio of pre tax income to net income	1.34
Preferred dividend factor	-

Total fixed charges and preferred stock dividends	$29,861
Ratio of Earnings to Fixed Charges and Preferred Stock Dividends	4.12